Exhibit 10.8

Public Utility District of Grant County

WM. SCHEMPP, PRESIDENT
GEO. SCHUSTER, VICE PRESIDENT
PAUL NEIHART, SECRETARY
ERIC D. PETERSON, ASSISTANT SECRETARY
D. T. MARTIN, COMMISSIONER
E. B. GIBBONS, MANAGER
R. R. RIES, SUPERVISOR OF PRODUCTION
E. L. DOUGLASS, AUDITOR
EPHRATA, WASHINGTON	P.O. BOX 878 PHONE: SK 4-3541

July 30, 1963

Puget Sound Power & Light Company
P. O. Box 535
Bellevue, Washington

Attention:  Mr. D. H. Knight

AGREEMENT TO AMEND

POWER SALES CONTRACTS

Gentlemen:

The District proposes to refund the Wanapum Hydro-Electric Revenue Bonds, Series of 1959 (the 1959 Bonds) heretofore issued under and pursuant to Resolution No. 474, adopted by the Commission of the District on June 30, 1959 (the 1959 Resolution) by the issuance of its Wanapum Hydroelectric Refunding Revenue Bonds, Series of 1963 (the 1963 Bonds) under and pursuant to a bond resolution, being Resolution No. 1485 of the District (the 1963 Resolution) to be adopted by the Commission of the District.  The Commission of the District will adopt the 1963 Resolution in substantially the form of the proposed Resolution No. 1485, a copy of which has been furnished to you, and you will promptly receive a certified copy of such resolution after its adoption.

The proposed refunding is to be accomplished as provided in the 1963 Resolution.  Until such refunding is accomplished, the 1963 Bonds will be secured, as provided in the 1963 Resolution, by United States Treasury obligations dated October 1, 1957 and maturing October 1, 1969 and bearing interest at the rate of four per centum (4%) per annum and United States Treasury obligations dated June 20, 1963 and maturing August 15, 1970 and bearing interest at the rate of four per centum (4%) per annum or other United States Treasury obligations maturing not later than August 15, 1972.  The 1963 Bonds will not be a lien upon nor charge against the revenues of the Wanapum Development until (1) the 1959 Bonds now outstanding have been paid or redeemed in accordance with the provisions of the 1959 Resolution and (ii) all additional bonds, including Completion Bonds, which may hereafter be issued under the 1959 Resolution have been paid or redeemed in accordance with the provisions of the 1959 Resolution or the discharge of the latter shall have been otherwise legally effectuated.  The 1959 Bonds will not be refunded unless both the 1959 Bonds and the 1963 Bonds are fully current, and unless all expenses and charges, including interest, incurred or accrued, in connection with the refunding have been paid or provision for payment has been made out of moneys available for such purpose.

In order for the District to issue the 1963 Bonds, it is necessary for the Power Purchasers under the Wanapum Power Sales Contracts dated as of June 22, 1959, to agree to an amendment of said Contracts.  Accordingly, upon execution of this Letter Agreement by you, subsections (i), (1) and (o) of Section 2 of the Wanapum Power Sales Contract between you and the District shall be amended, such amendment to become effective immediately upon and only upon payment or redemption in accordance with the 1959 Resolution of the 1959 Bonds and all additional bonds, including Completion Bonds, hereafter issued under the 1959 Resolution or the discharge of the latter shall have been otherwise legally effectuated, as follows:

(i)
"Debt Service" shall mean with respect to any period the amount to be paid or accrued during said period to retire the principal of and pay the interest and premium, if any, on all Wanapum Hydroelectric Refunding Revenue Bonds, Series of 1963, issued by the District for the purpose of refunding the Wanapum Hydro-Electric Revenue Bonds, Series of 1959, heretofore issued under and pursuant to Resolution No. 474 adopted by the Commission of the District on June 30, 1959, and on all bonds issued pursuant to the Bond Resolution in the manner provided in said Bond Resolution and other evidences of indebtedness issued by the District for the purpose of paying the Cost of Acquisition and Construction of the Wanapum Development.

(1)
"Revenue Bonds" shall mean the Wanapum Hydroelectric Refunding Revenue Bonds, Series of 1963, issued for the purpose of refunding the Wanapum Hydro-Electric Revenue Bonds, Series of 1959, and any additional bonds issued under and in accordance with the terms of the Bond Resolution.

(o)
"Bond Resolution" shall mean Resolution No. 1485 of the District adopted by the Commission of the District on July 30, 1963 authorizing the issuance and sale of Wanapum Hydroelectric Refunding Bonds, Series of 1963 and providing the terms and conditions thereof, and authorizing the issuance of additional bonds thereunder for other purposes in connection with the Wanapum Development, a certified copy of which has been delivered to the Purchaser.

In addition, it is also necessary for the Power Purchasers under the Reserve Share Power Sales Contracts dated as of June 22, 1959, to agree to an amendment of said Contracts.  Accordingly, upon execution of this Letter Agreement by you, the Reserve Share Power Sales Contract between you and the District shall be amended, such amendment to become effective immediately upon and only upon the payment or redemption in accordance with the 1959 Resolution of the 1959 Bonds and all additional bonds, including Completion Bonds, hereafter issued under the 1959 Resolution, or the discharge of the latter shall have otherwise been legally effectuated, as follows:

An additional paragraph shall be added to subsection (b) of Section 2 and shall read as follows:

"Section 2 of the Wanapum Contract shall refer to Section 2 of said Wanapum Contract as amended."

If you agree to amendment of the said Wanapum Power Sales Contract and the Reserve Share Power Sales Contract, as hereinabove set forth, please indicate your agreement by executing this Letter Agreement in the space provided below and deliver a copy of this Letter Agreement to us.

Very truly yours, PUBLIC UTILITY DISTRICT NO. 2 OF GRANT COUNTY, WASHINGTON By /s/ Wm. Schempp President
Attest:

/s/ Paul Nichart
Secretary

/s/ Paul Nichart

The undersigned does hereby agree to amendment of the Wanapum Power Sales Contract and the Reserved Share Power Sales Contract as hereinabove set forth; said amendment to become effective only upon compliance with the conditions above set forth.

PUGET SOUND POWER & LIGHT COMPANY By /s/ Ralph M. Davis President
Attest:

/s/ C. B. Schoeggl Secretary